SECURED PROMISSORY NOTE

$2,500,000                                                                                                                     December 24, 2008

For Value Received, PCTV Systems S.a.r.l., a Luxembourg company (“Buyer”) and wholly owned subsidiary of Hauppauge Digital, Inc., a Delaware corporation, hereby unconditionally promises to pay to the order of Avid Technology, Inc., a Delaware corporation (“Seller”), in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Payment”) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.  This Note is issued as part of the “Purchase Price” under that certain Asset Purchase Agreement, entered into as of October 25, 2008, as amended by Amendment No. 1, dated December 23, 2008 (collectively, the “Purchase Agreement”), among Seller, Pinnacle Systems, Inc., a California corporation and a wholly owned subsidiary of the Seller, Avid Technology GmbH, a limited liability company organized under the laws of Germany, Avid Development GmbH, a limited liability company organized under the laws of Germany, Avid Technology International BV, and the Buyer.

1. Principal Repayment.  The outstanding principal amount of the Payment shall be due and payable on the earlier to occur of (i) December 24, 2009 and (ii) the date on which the Seller declares an Event of Default (as defined below) to have occurred (such date first to occur being referred to herein as the “Maturity Date”).  This Note may be prepaid in whole or in part at any time without premium or penalty.  The Buyer shall pay the outstanding principal in twelve (12) equal monthly installments of $208,333.33, with the first such payment due and payable on January 24, 2009, and subsequent payments due and payable on the same day of each calendar month thereafter (except for the principal payment which would be due on December 24, 2009, which shall be due on the Maturity Date)(each such date being a “Payment Date”), until the Maturity Date, when all unpaid principal shall be due and payable.  In addition to the payments required pursuant to the immediately preceding sentence and notwithstanding anything to the contrary herein or in the Purchase Agreement, the Seller may, in its sole discretion, without notice, and at any time and on one or more occasions, apply as a prepayment of the obligations of Buyer for principal under this Note, all amounts payable to Buyer or any of its Affiliates in accordance with the Inventory Agreement and Statement of Work 02 to the Transition Services Agreement (each as defined in the Purchase Agreement) from sales of Consigned Inventory (as defined in the Transition Services Agreement) pursuant to an invoice issued by the Seller or any of its Affiliates.  Any prepayments of principal (whether in accordance with the prior sentence or otherwise) shall be applied to the installments in the inverse order of maturity.

2. Interest Rate and Payments.  Interest shall be due and payable monthly in arrears, with the first such payment due and payable on January 24, 2009, and subsequent payments due and payable on each Payment Date thereafter, until the Maturity Date, when all unpaid interest shall be due and payable. The Buyer promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full at a per annum interest rate equal to (i) from the date hereof to the Maturity Date, five percent (5%), (ii) from and after the Maturity Date, or during the continuance of an Event of Default (as defined below), at the rate set forth in clause (i) plus two percent (2.0%), or (iii) if less than the rates applicable under both clauses (i) and (ii), the maximum rate permissible by law. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3. Place of Payment.  All amounts payable hereunder shall be payable in immediately available funds at the office of the Seller provided in Section 12.6 of the Purchase Agreement, unless another place of payment shall be specified in writing by the Seller.

4. Application of Payments.  Payment on this Note shall be applied first to costs and expenses due hereunder, then to accrued interest, and thereafter to the outstanding principal balance hereof.  Any principal repayment or interest payment hereunder not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at the rate set forth in clause (ii) of Section 2 hereof (or, if such rate exceeds the maximum rate permitted by law, then at such maximum rate permitted by law) until paid in full.

5. Secured Note.  This Note is the secured promissory note referred to in, and is executed and delivered in connection with, that certain Share Pledge Agreement, to be entered into, between the Buyer and the Seller (as the same may from time to time be amended, modified or supplemented or restated, the “Pledge Agreement”).  Additional rights of the Seller are set forth in the Pledge Agreement. The full amount of this Note (including, without limitation, all principal, interest and expenses) is secured by the collateral identified and described in the Pledge Agreement.

6. Representations and Warranties.  The Buyer represents and warrants to the Seller that:

(a) the Buyer has the all requisite corporate power and authority to execute and deliver this Note and the Pledge Agreement and to perform all of the obligations hereunder and thereunder.

(b) the execution and delivery by the Buyer of this Note and the Pledge Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer.

(c) this Note has been validly executed and delivered by the Buyer and, assuming this Note constitutes the valid and binding obligation of the Seller, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses; and

(d) the execution, delivery and performance by the Buyer of this Note does not (i) violate any provisions of the Buyer’s Certificate of Incorporation, bylaws or any contract, agreement, law, regulation, order, decree or writ to which the Buyer or any of its properties are subject, or (ii) require the consent or approval of any person, entity or authority, including, without limitation, any regulatory authority or governmental body of the United States of America or any state thereof or any political subdivision of any of the foregoing.

7. Negative Covenants.  The Buyer and/or its Affiliates shall not:

(a) (i) declare or pay any cash dividend, or make a distribution on, repurchase, or redeem, any class of stock or other equity or ownership interest in the Buyer or any of Affiliates, or (ii) sell, lease, transfer or otherwise dispose of any assets or property of the Buyer or any of its Affiliates, or attempt to or contract to do so, other than (a) the sale of inventory in the ordinary course of business and consistent with past practice, (b)  the granting of non-exclusive licenses of intellectual property in the ordinary course of business and consistent with past practice and (c) the sale, lease, transfer or disposition of any assets or property (other than the Acquired Assets)  with a value not to exceed $500,000 in the aggregate; and

(b) dissolve or liquidate, or merge or consolidate with any other entity, or acquire all or substantially all of the stock or assets of any other entity.

8. Default.  Each of the following events shall be an “Event of Default” hereunder:

(a) the Buyer fails to pay any of the principal, interest or any other amounts payable under this Note or the Pledge Agreement when and as the same becomes due and payable and such failure to pay remains uncured for a period of more than five (5) days following the date of the notice of such default delivered by the Seller to the Buyer;

(b) the Buyer or any of its Affiliates file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Buyer or any of its Affiliates or all or any substantial portion of the Buyer’s or its Affiliate’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(c) an involuntary petition is filed, or any proceeding or case is commenced, against the Buyer or any of its Affiliates (unless such proceeding or case is dismissed or discharged within sixty (60) days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied for, appointed for the Buyer or any of its Affiliates or to take possession, custody or control of any property of the Buyer or its Affiliates, or an order for relief is entered against the Buyer or its Affiliates in any of the foregoing;

(d) the Buyer or any of its Affiliates shall fail to perform any covenant, condition or agreement under this Note or the Pledge Agreement and such failure to perform remains uncured for more than ten (10) days following the date of the notice of such default delivered by the Seller to the Buyer;

(e) any representation or warranty made or deemed made by the Buyer or any of its Affiliates under this Note or the Pledge Agreement shall have been false or misleading in any material respect when made or deemed made;

(f) the occurrence (after taking into account any applicable grace, notice or cure periods) of a breach or default under (i) the Purchase Agreement, (ii) any Ancillary Agreement (as defined in the Purchase Agreement), or (iii) any other agreement, instrument or document to which the Buyer or any of its Affiliates is a party or by which it is bound, involving in the case of this clause (iii) any obligation which singly or in the aggregate is more than $250,000 and excluding in the case of this clause (iii) any disputes alleging that the Buyer or any of its Affiliates is infringing the intellectual property of any third party;

(g) one or more judgments or other claims or awards involving an aggregate amount of $250,000, or more, is entered against the Buyer or any of its Affiliates, and the same is not released, discharged, bonded against, or stayed pending appeal before the date which is thirty (30) days after the date of entry thereof; or

(h)  an “Event of Default” shall have occurred under the Pledge Agreement.

For purposes of this Note and the Pledge Agreement, “Affiliate” shall have the meaning assigned to it in Rule 12b-2 under the Securities and Exchange Act of 1934.

9. Remedies.  Upon the occurrence and during the continuance of an Event of Default hereunder:

(a) all unpaid principal, accrued interest and other amounts owing hereunder shall automatically be immediately due, payable and collectible by the Seller pursuant to applicable law;

(b) any and all unpaid principal, interest or other amounts due under this Note shall thereafter bear interest at the maximum rate set forth in Section 2 hereof; and

(c) the Seller may exercise any and all rights and remedies it may have under this Note, the Pledge Agreement, or under applicable law.

All rights and remedies shall be cumulative and not exclusive.  The failure of the holder hereof to exercise all or any of its rights, remedies, powers or privileges hereunder, under the Pledge Agreement or any other agreement or applicable law in any instance shall not constitute a waiver thereof in that or any other instance.

10. Notices.  Promptly after the Buyer or any of its Affiliates knows or has reason to know that any Event of Default as occurred, the Buyer shall deliver to the Seller a notice of such Event of Default describing such Event of Default in reasonable detail and, together with such notice or as soon as possible thereafter, a description of the action taken or proposed to be taken by the Buyer and its Affiliates with respect to such Event of Default.

11. Expenses.  The Buyer agrees to and shall pay to the Seller on demand, any and all expenses, including, without limitation, reasonable attorney’s fees and disbursements, incurred or paid by the Seller for collection or enforcement of amounts outstanding hereunder and for protecting, preserving or enforcing the Seller’s rights or remedies (including fees, costs and expenses relating to any proceedings with respect to the bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation of the Buyer, any of its Affiliates or any party to any agreement or instrument securing or guaranteeing this Note).

12. Waivers.  The Buyer, for itself and its legal representatives, successors and assigns, hereby expressly waives demand, protest, presentment, notice of dishonor, notice of acceptance, and notice of protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and agrees that any extension, renewal or postponement of the time of payment or any other indulgence to, or release of any person now or hereafter obligated for the payment of this Note shall not affect the Buyer’s or any of its Affiliates liability hereunder.

13. Governing Law; Consent to Jurisdiction.  This Note and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.  Each of the Buyer and the Seller (a) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Note, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  The Buyer agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.6 of the Purchase Agreement.

14. Successors and Assigns.  This Note and all obligations of the Buyer hereunder shall be binding upon the successors and assigns of the Buyer, and shall, together with the rights and remedies of the Seller hereunder, inure to the benefit of the Seller, any future holder of this Note and their respective successors and assigns, provided, however, the Buyer may not transfer or assign its rights or obligations hereunder without the express written consent of the Seller (such consent not to be unreasonably withheld or delayed), and any purported transfer or assignment by the Buyer without the Seller’s written consent shall be null and void. The Seller may assign, transfer, participate or endorse its rights under this Note and the Pledge Agreement, and may at any time pledge this Note to any of its secured lenders as collateral for any of the Seller’s obligations, in each case  without the consent or approval of the Buyer, and all such rights shall inure to the Seller’s successors and assigns.  Upon request, the Buyer shall, at its own expense, execute and deliver to the assignee of this Note, a replacement Note of equal and like tenor in an amount assigned to and assumed by such assignee.

15. Waiver of Jury Trial and Certain Damages.  The Buyer and the Seller each waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Note, any rights or obligations hereunder or the performance of any such rights or obligations.  Except as prohibited by law, the Buyer waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Buyer (i) certifies that neither the Seller nor any representative, agent or attorney of the Seller has represented, expressly or otherwise, that the Seller would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into this Note, the Seller is relying upon, among other things, the foregoing waivers and certifications.

16. Replacement Note.  Upon the loss, theft, destruction, or mutilation of this Note, and upon surrender and cancellation of this Note if mutilated, upon the provision by the Buyer to the Seller of reasonably satisfactory affidavit of loss and indemnity, the Borrower will deliver a new Note of like tenor in lieu of this Note.  Any Note delivered in accordance with the provisions of this Section 16 shall be dated as of the date of this Note.

17. Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, or on the same day if sent via facsimile, in each case to the intended recipient as set forth below:

If to the Buyer:	Copy to:
Hauppauge Digital, Inc. 91 Cabot Court Hauppauge, New York 11788	Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11444
Facsimile: (631) 434-3198 Attention: Kenneth Plotkin	Facsimile: (516) 296-7111 Attention: Steven J. Kuperschmid, Esq.
If to any Seller:	Copies to:
Avid Technology, Inc. Avid Technology Park One Park West Tewksbury, MA 01876	Wilmer Cutler Pickering Hale and Dorr LLP 1117 S. California Avenue Palo Alto, CA 94304
Facsimile: 978 640 3366 Attention: Legal Department	Facsimile: 650 858 6100 Attention: Rod J. Howard, Esq. and Joseph K. Wyatt, Esq.

18. Counterparts and Facsimile Signature.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

19. Entire Agreement; Amendments; Invalidity.  This Note, the Pledge Agreement, the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement) constitute the entire agreement and understanding of the parties, and supercede and replace in their entirety any prior discussions, agreements, etc., all of which are merged herein and therein.  None of the terms of this Note may be amended or otherwise modified except by an instrument executed by each of the Buyer and the Seller. If any term of this Note shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Note shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.

In Witness Whereof, this Note has been duly executed as an instrument under seal as of the date first set forth above.

Buyer:
PCTV SYSTEMS S.A.R.L.
By: /s/ Ken Plotkin
Printed Name: Ken Plotkin
Title: Chairman
Address:
____________________________________
____________________________________
____________________________________

Attest: By: /s/ Gerald Tucciarone Title: Chief Financial Officer